Exhibit 99.1

BreitBurn Energy Partners L.P. Reports First Quarter Results and Announces Substantial Increase in 2012 Capital Program Given Positive Drilling Performance

LOS ANGELES, May 7, 2012 — BreitBurn Energy Partners L.P. (the “Partnership”) (NASDAQ:BBEP) today announced financial and operating results for its first quarter of 2012 as well as a substantial increase in its 2012 capital program.

Key Highlights

-	The Partnership had strong first quarter operating and financial results, with net production on an annualized basis trending in-line with its guidance range, despite the first quarter being the Partnership’s lowest producing quarter due to weather related restrictions on production.
-	On April 25, 2012, the Partnership announced it entered into a definitive agreement to acquire oil properties located in Park County in the Big Horn Basin of Wyoming for approximately $98 million from Legacy Energy, Inc., a wholly-owned subsidiary of NiMin Energy Corp. The acquisition is subject to customary closing conditions and purchase price adjustments, as well as approval by NiMin shareholders. The transaction is expected to close before July 25, 2012.
-	On April 19, 2012, the Partnership announced an increased cash distribution for the first quarter of 2012 of $0.4550 per common unit, or an annualized rate of $1.82 per common unit, to be paid on May 14, 2012 to the record holders of common units at the close of business on May 7, 2012. This represents a 9% increase over the cash distribution for the first quarter of 2011 and the Partnership’s eighth consecutive quarterly distribution increase. On February 14, 2012, the Partnership paid its fourth quarter 2011 distribution of $0.450 per unit, representing a 9% increase over the fourth quarter 2010 distribution.
-	On April 19, 2012, the Partnership also announced the completion of its regularly scheduled borrowing base redetermination and received a substantial increase in its borrowing base from $788 million to $850 million. As of May 7, 2012, the Partnership had $84 million in outstanding borrowings under its bank credit facility.
-	On February 8, 2012, the Partnership completed a public offering of 9.2 million common units. Net proceeds from the offering were used to reduce borrowings under the Partnership’s bank credit facility.
-	On January 13, 2012, the Partnership completed a private offering of $250 million in aggregate principal amount of 7.875% Senior Notes due 2022. Net proceeds from the offering were used to reduce borrowings under the Partnership’s bank credit facility.

Management Commentary

Hal Washburn, CEO, said: “The Partnership delivered another quarter of consistent operating performance, and we continued executing on our growth through acquisitions strategy. Our recently announced Wyoming acquisition increases our exposure to crude oil and is an excellent addition to our Wyoming operations. Based on our ongoing review of our diverse portfolio, we are increasing our 2012 capital program by $19 million, or 28%, to approximately $87 million, to pursue attractive oil drilling opportunities in California where we are currently receiving Brent-based pricing, which is well above WTI. We continue to be very active in growing our business and are targeting $300-$500 million in oil and gas acquisitions this year in our key operating areas as well as new states.”

First Quarter 2012 Operating and Financial Results Compared to Fourth Quarter 2011

-	Total production decreased from 2,065 MBoe in the fourth quarter of 2011 to 1,987 MBoe in the first quarter of 2012, consistent with past seasonal trends. Average daily production was 21,835 Boe/day in the first quarter of 2012 compared to 22,450 Boe/day in fourth quarter of 2011.
o	Oil and NGL production was 859 MBoe compared to 871 MBoe.
o	Natural gas production was 6,769 MMcf compared to 7,168 MMcf.
-	Adjusted EBITDA, a non-GAAP measure, was $61.4 million for the first quarter of 2012, down from $64.4 million in the fourth quarter of 2011. The decrease was primarily due to the delay of a Florida crude oil shipment from late March to the first week of April and lower natural gas sales revenue during the quarter. Unlike most of our properties, crude oil sales from our Florida fields are made in periodic, large barge shipments. Although this sale included approximately 120,000 net barrels of crude oil that was produced in the first quarter, the sale actually occurred in the Partnership’s second quarter. Accordingly, the Partnership’s second quarter Adjusted EBITDA will include this Florida sale.
-	Lease operating expenses per Boe, which include district expenses, transportation expenses and processing fees and exclude production and property taxes, increased to $19.16 per Boe in the first quarter of 2012 from $18.44 per Boe in the fourth quarter of 2011, primarily due to the effect of higher crude oil prices on materials and services.
-	General and administrative expenses on a per Boe basis, excluding non-cash unit-based compensation, decreased to $4.07 per Boe in the first quarter of 2012 from $4.59 per Boe in the fourth quarter of 2011, primarily due to acquisition-related costs incurred in the fourth quarter of 2011.
-	Oil and natural gas sales revenues, including realized gains and losses on commodity derivative instruments were $111.6 million in the first quarter of 2012, down from $117.6 million in the fourth quarter of 2011, primarily reflecting lower sales volumes due to the timing of Florida sales, partially offset by higher prices. Fourth quarter 2011 revenues of $117.6 million exclude a $36.8 million loss related to the early termination of crude oil derivative contracts.
-	Realized gains on commodity derivative instruments were $17.6 million in the first quarter of 2012 compared to realized losses of $28.9 million in the fourth quarter of 2011. Realized losses in the fourth quarter of 2011 reflect the $36.8 million loss on the early termination of crude oil derivative contracts. Excluding the loss on termination, realized gains on commodity derivative instruments would have been $7.9 million in the fourth quarter of 2011.
-	NYMEX WTI crude oil spot prices averaged $102.98 per barrel and Henry Hub natural gas spot prices averaged $2.44 per Mcf in the first quarter of 2012 compared to $94.01 per barrel and $3.33 per Mcf, respectively, in the fourth quarter of 2011. Brent crude oil spot prices averaged $118.71 per barrel in the first quarter of 2012 compared to $109.42 in the fourth quarter of 2011.
-	Realized crude oil and NGL prices averaged $90.36 per Boe and realized natural gas prices averaged $6.18 per Mcf in the first quarter of 2012 compared to realized crude oil and NGL prices, excluding the realized loss on termination of oil derivatives, that averaged $84.00 per Boe and $6.02 per Mcf, respectively, in the fourth quarter of 2011.
-	Net loss attributable to the Partnership, including the effect of unrealized losses on commodity derivative instruments, was $50.0 million, or $0.76 per diluted common unit, in the first quarter of 2012 compared to a net loss of $30.4 million, or $0.51 per diluted common unit, in the fourth quarter of 2011.
-	Capital expenditures totaled $16.5 million in the first quarter of 2012 compared to $17.4 million in the fourth quarter of 2011.

Impact of Derivative Instruments

The Partnership uses commodity and interest rate derivative instruments to mitigate the risks associated with commodity price volatility and changing interest rates and to help maintain cash flows for operating activities, acquisitions, capital expenditures, and distributions. The Partnership does not enter into derivative instruments for speculative trading purposes. Non-cash gains or losses do not affect Adjusted EBITDA, cash flow from operations or the Partnership’s ability to pay cash distributions.

Realized gains from commodity derivative instruments were $17.6 million during the first quarter of 2012. Realized losses from interest rate derivative instruments were $0.7 million during the first quarter of 2012. Non-cash unrealized losses from commodity derivative instruments were $53.6 million and non-cash unrealized gains from interest rate derivative instruments were $0.2 million during the first quarter of 2012.

Production, Statement of Operations, and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011:

	Three Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars, except as indicated	2012	2011	2011
Oil, natural gas and NGLs sales	$94,007	$109,720	$92,575
Realized gain (loss) on commodity derivative instruments (a)	17,591	(28,851)	6,443
Unrealized loss on commodity derivative instruments (a)	(53,596)	(8,614)	(112,620)
Other revenues, net	1,145	894	898
Total revenues	$59,147	$73,149	$(12,704)
Lease operating expenses and processing fees	$38,073	$38,093	$28,908
Production and property taxes	7,573	7,946	5,769
Total lease operating expenses	$45,646	$44,645	$34,677
Purchases and other operating costs	370	210	154
Change in inventory	(2,755)	255	1,980
Total operating costs	$43,261	$46,504	$36,811
Lease operating expenses pre taxes per Boe (b)	$19.16	$18.44	$17.75
Production and property taxes per Boe	3.81	3.85	3.54
Total lease operating expenses per Boe	22.97	22.29	21.29
General and administrative expenses excluding unit-based compensation	$8,083	$9,480	$7,058
Net loss attributable to the partnership	$(49,970)	$(30,392)	$(94,747)
Net loss per diluted limited partner unit	$(0.76)	$(0.51)	$(1.67)

Total production (MBoe)	1,987	2,065	1,629
Oil and NGLs (MBoe)	859	871	773
Natural gas (MMcf)	6,769	7,168	5,138
Average daily production (Boe/d)	21,835	22,450	18,098
Sales volumes (MBoe)	1,899	2,080	1,682
Average realized sales price (per Boe) (c) (d) (e)	$58.66	$56.48	$58.78
Oil and NGLs (per Boe) (c) (d) (e)	90.36	84.00	73.81
Natural gas (per Mcf) (c)	6.18	6.02	7.38

(a) Q4 2011 includes the effect of a $36,779 loss on early termination of derivative contracts in the fourth quarter of 2011.

(b) Includes lease operating expenses, district expenses, transporation expenses and processing fees.

(c) Includes realized gain (loss) on commodity derivative instruments.

(d) Q4 2011 excludes the effect of a $36,779 loss on early termination of derivative contracts in the fourth quarter of 2011.

(e) Includes crude oil purchases.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles (“non-GAAP”) measures to their nearest comparable generally accepted accounting principles (“GAAP”) measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts, and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used is “Adjusted EBITDA.” This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. In addition, this press release presents certain non-GAAP financial measures, which exclude the effect of a $36.8 million loss relating to the early termination of crude oil derivative contracts in the fourth quarter of 2011. Management believes that these non-GAAP financial measures enhance comparability to prior periods.

Adjusted EBITDA is presented as management believes it provides additional information relative to the performance of the Partnership's business, such as our ability to meet our debt covenant compliance tests. This non-GAAP financial measure may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net loss and net cash flows from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars	2012	2011	2011
Reconciliation of net loss to Adjusted EBITDA:

Net loss attributable to the Partnership	$(49,970)	$(30,392)	$(94,747)

Unrealized loss on commodity derivative instruments	53,596	8,614	112,620
Depletion, depreciation and amortization expense	38,281	31,149	24,641
Interest expense and other financing costs (a)	14,458	11,492	10,443
Unrealized gain on interest rate derivatives	(164)	(340)	(1,366)
Loss on early termination of commodity derivatives (b)	-	36,779	-
Loss (gain) on sale of assets	125	(71)	14
Income taxes	(559)	(321)	(1,002)
Unit-based compensation expense (c)	5,591	5,707	5,413
Net operating cash flow from acquisitions, effective date through closing date	-	1,808	-
Adjusted EBITDA	$61,358	$64,425	$56,016

	Three Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars	2012	2011	2011
Reconciliation of net cash flows from operating activities to Adjusted EBITDA:

Net cash (used in) provided by operating activities	$71,299	$(241)	$54,399

Increase (decrease) in assets net of liabilities relating to operating activities	(23,168)	15,503	(7,597)
Interest expense (a) (d)	13,206	10,394	9,139
Loss on early termination of commodity derivatives (b)	-	36,779	-
Income from equity affiliates, net	(154)	(41)	103
Incentive compensation expense (e)	-	(2)	(24)
Income taxes	220	278	30
Non-controlling interest	(45)	(53)	(34)
Net operating cash flow from acquisitions, effective date through closing date	-	1,808	-

Adjusted EBITDA	$61,358	$64,425	$56,016

(a) Includes realized loss on interest rate derivatives.

(b) Represents loss on termination of derivative contracts during the fourth quarter of 2011.

(c) Represents non-cash long-term unit-based incentive compensation expense.

(d) Excludes amortization of debt issuance costs and amortization of senior note discount.

(e) Represents cash-based incentive compensation plan expense.

Hedge Portfolio Summary

The table below summarizes the Partnership’s commodity derivative hedge portfolio as of May 4, 2012. Please refer to the updated Commodity Price Protection Portfolio via our website for additional details related to our hedge portfolio.

	Year
	2012	2013	2014	2015	2016
Oil Positions:
Fixed Price Swaps - NYMEX WTI
Hedged Volume (Bbls/d)	2,501	2,580	2,500	3,000	1,000
Average Price ($/Bbl)	$86.58	$87.13	$92.62	$98.90	$93.08
Fixed Price Swaps - IPE Brent
Hedged Volume (Bbls/d)	2,538	3,900	3,500	2,000	500
Average Price ($/Bbl)	$105.43	$97.23	$96.86	$96.46	$-
Collars - NYMEX WTI
Hedged Volume (Bbls/d)	2,426	500	1,000	1,000	-
Average Floor Price ($/Bbl)	$110.00	$77.00	$90.00	$90.00	$-
Average Ceiling Price ($/Bbl)	$145.25	$103.10	$112.00	$113.50	$-
Collars - IPE Brent
Hedged Volume (Bbls/d)	-	-	-	500	500
Average Floor Price ($/Bbl)	$-	$-	$-	$90.00	$90.00
Average Ceiling Price ($/Bbl)	$-	$-	$-	$109.50	$101.25
Total:
Hedged Volume (Bbls/d)	7,465	6,980	7,000	6,500	2,000
Average Price ($/Bbl)	$100.60	$92.05	$94.36	$96.10	$92.93

Gas Positions:
Fixed Price Swaps - MichCon City-Gate
Hedged Volume (MMBtu/d)	18,928	37,000	7,500	7,500	-
Average Price ($/MMBtu)	$6.97	$6.50	$6.00	$6.00	$-
Fixed Price Swaps - Henry Hub
Hedged Volume (MMBtu/d)	16,000	19,000	23,000	23,000	-
Average Price ($/MMBtu)	$4.88	$4.90	$5.24	$5.41	$-
Collars - MichCon City-Gate
Hedged Volume (MMBtu/d)	18,929	-	-	-	-
Average Floor Price ($/MMBtu)	$9.00	$-	$-	$-	$-
Average Ceiling Price ($/MMBtu)	$11.24	$-	$-	$-	$-
Total:
Hedged Volume (MMBtu/d)	53,858	56,000	30,500	30,500	-
Average Price ($/MMBtu)	$7.06	$5.96	$5.43	$5.55	$-

Calls - Henry Hub
Hedged Volume (MMBtu/d)	-	30,000	15,000	-	-
Average Price ($/MMBtu)	$-	$8.00	$9.00	$-	$-
Premium ($/MMBtu)	$-	$0.08	$0.12	$-	$-

Other Information

The Partnership will host an investor conference call to discuss its results today at 10:00 a.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-510-1785 (international callers dial +1-719-325-2457) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through May 21, 2012 by dialing 877-870-5176 (international callers dial +1-858-384-5517) and entering replay PIN 7248609, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Wyoming, California, Florida, Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “believes,” “expects,” “future,” “impact,” “guidance,” “will be” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

BBEP-IR

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Balance Sheets

	March 31,	December 31,
Thousands	2012	2011
ASSETS
Current assets
Cash	$6,380	$5,328
Accounts and other receivables, net	43,840	73,018
Derivative instruments	70,027	83,452
Related party receivables	2,160	4,245
Inventory	9,229	4,724
Prepaid expenses	902	2,053
Total current assets	132,538	172,820
Equity investments	7,337	7,491
Property, plant and equipment
Oil and gas properties	2,599,116	2,583,993
Other assets	13,582	13,431
	2,612,698	2,597,424
Accumulated depletion and depreciation	(561,021)	(524,665)
Net property, plant and equipment	2,051,677	2,072,759
Other long-term assets
Derivative instruments	40,538	55,337
Other long-term assets	26,530	22,442

Total assets	$2,258,620	$2,330,849
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$38,275	$33,494
Derivative instruments	20,110	8,881
Revenue and royalties payable	18,056	19,641
Salaries and wages payable	5,123	13,655
Accrued liabilities	14,802	14,218
Total current liabilities	96,366	89,889

Credit facility	85,000	520,000
Senior notes, net	548,665	300,613
Deferred income taxes	2,024	2,803
Asset retirement obligation	83,801	82,397
Derivative instruments	17,063	3,084
Other long-term liabilities	4,835	4,849
Total liabilities	837,754	1,003,635
Equity
Partners' equity	1,420,413	1,326,764
Noncontrolling interest	453	450
Total equity	1,420,866	1,327,214

Total liabilities and equity	$2,258,620	$2,330,849

Common units outstanding	69,144	59,864

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Statements of Operations

	Three Months Ended
	March 31,
Thousands of dollars, except per unit amounts	2012	2011

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$94,007	$92,575
Loss on commodity derivative instruments, net	(36,005)	(106,177)
Other revenue, net	1,145	898
Total revenues and other income items	59,147	(12,704)
Operating costs and expenses
Operating costs	43,261	36,811
Depletion, depreciation and amortization	38,281	24,641
General and administrative expenses	13,674	12,471
Loss on sale of assets	125	14
Total operating costs and expenses	95,341	73,937

Operating loss	(36,194)	(86,641)

Interest expense, net of capitalized interest	13,800	9,420
Loss (gain) on interest rate swaps	494	(343)
Other income, net	(4)	(3)

Loss before taxes	(50,484)	(95,715)

Income tax benefit	(559)	(1,002)

Net loss	(49,925)	(94,713)

Less: Net income attributable to noncontrolling interest	(45)	(34)

Net loss attributable to the partnership	(49,970)	(94,747)

Basic net loss per unit	$(0.76)	$(1.67)
Diluted net loss per unit	$(0.76)	$(1.67)

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	Three months ended
	March 31,
Thousands of dollars	2012	2011

Cash flows from operating activities
Net loss	$(49,925)	$(94,713)
Adjustments to reconcile net income to cash flow from operating activities:
Depletion, depreciation and amortization	38,281	24,641
Unit-based compensation expense	5,591	5,437
Unrealized loss on derivative instruments	53,432	111,254
Income from equity affiliates, net	154	(103)
Deferred income taxes	(779)	(1,032)
Loss on sale of assets	125	14
Other	809	257
Changes in assets and liabilities:
Accounts receivable and other assets	30,670	4,462
Inventory	(4,505)	2,446
Net change in related party receivables and payables	2,085	1,789
Accounts payable and other liabilities	(4,639)	(53)
Net cash provided by operating activities	71,299	54,399
Cash flows from investing activities
Capital expenditures	(14,054)	(12,735)
Proceeds from sale of assets	507	-
Net cash used in investing activities	(13,547)	(12,735)
Cash flows from financing activities
Issuance of common units	166,155	100,482
Distributions	(28,130)	(23,559)
Proceeds from issuance of long-term debt, net	310,885	60,500
Repayments of long-term debt	(498,000)	(175,500)
Change in book overdraft	(2,097)	(1,003)
Debt issuance costs	(5,513)	(37)
Net cash used in financing activities	(56,700)	(39,117)
Increase in cash	1,052	2,547
Cash beginning of period	5,328	3,630
Cash end of period	$6,380	$6,177